                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 4)

                    Under the Securities Exchange Act of 1934

                            STILWELL FINANCIAL, INC.

                                (Name of issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of class of securities)



                                   860831106
                                  ----------
                                (CUSIP number)

Joseph F. Mazzella, General Counsel    Louis Goodman, Esquire
Highfields Capital Management LP       Skadden, Arps, Slate, Meagher & Flom LLP
200 Clarendon Street                   One Beacon Street
Boston, MA 02116                       Boston, MA 02108
(617) 850-7500                         (617) 573-4800


       (Name, address and telephone number of person authorized to receive notices and communications)

                                December 16, 2002
                               ------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

                       (Continued on the following pages)

                               (Page 1 of 9 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

------------------------                                ------------------------
  CUSIP No. 860831106                13D/A                 Page 2 of 9 pages
------------------------                                ------------------------
--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields Capital Management LP

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware

--------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     7
     NUMBER OF            17,847,587
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      8
     OWNED BY             None

                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,847,587
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,847,587

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.0%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN

--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 3 of 9 pages
------------------------                                ------------------------
--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields GP LLC

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware

--------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     7
     NUMBER OF            17,847,587
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      8
     OWNED BY             None

                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,847,587
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,847,587

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.0%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO

--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                  13D/A               Page 4 of 9 pages
------------------------                                ------------------------
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Highfields Capital Ltd.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     7
     NUMBER OF            11,237,139
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      8
     OWNED BY             None

                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             11,237,139
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      11,237,139

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

                                                              [-]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      5.1%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO

--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 5 of 9 pages
------------------------                                ------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Jonathon S. Jacobson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     7
     NUMBER OF            17,847,587
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      8
     OWNED BY             None

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,847,587
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,847,587

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      8.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                   13D/A              Page 6 of 9 pages
------------------------                                ------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Richard L. Grubman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     7
     NUMBER OF            17,847,587
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      8
     OWNED BY             None

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,847,587
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,847,587

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12                                                                  [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No. 860831106                  13D/A               Page 7 of 9 pages
------------------------                                ------------------------

     This Amendment No. 4 to Schedule 13D ("Amendment No. 4") amends and supplements the Statement on Schedule 13D, filed on November 7, 2002, by Highfields Capital Management LP, Highfields GP LLC, Highfields Capital Ltd., Jonathon S. Jacobson and Richard L. Grubman, as amended on November 25, 2002, December 2, 2002 and December 13, 2002 (the "Schedule 13D"). This Amendment No. 4 is being filed to supplement Item 4 hereof. Except as herein supplemented or amended, all other information in the Schedule 13D is as set forth therein. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Schedule 13D.

Item 4. Purpose of the Transaction
        --------------------------

     Attached to this Schedule 13D as Exhibit 99.1 is the form of letter sent to Landon Rowland, Chairman of the Board of Stilwell Financial, Inc. on
December 16, 2002.

 ----------------------                                ------------------------
  CUSIP No. 860831106                 13D/A               Page 8 of 9 pages
------------------------                               ------------------------

Item 7.  Material to be Filed as Exhibits.

         The following documents are filed as exhibits to this Schedule 13D.

         Exhibit 99.1 Letter from Highfields to Stilwell Financial, Inc. dated
                      December 16, 2002.

 -----------------------                                ------------------------
  CUSIP No. 860831106                  13D/A              Page 9 of 9  pages
------------------------                                ------------------------
                                   SIGNATURES

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Date:  December 16, 2002          HIGHFIELDS CAPITAL MANAGEMENT LP

                                  By: Highfields GP LLC, its General Partner

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  HIGHFIELDS GP LLC

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  HIGHFIELDS CAPITAL LTD.

                                  By: Highfields Capital Management LP,
                                        its Investment Manager

                                  By: Highfields GP LLC, its General Partner

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Authorized Signatory
                                  ---------------------------------------------
                                  Name/Title

                                  JONATHON S. JACOBSON

                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Attorney-in-fact
                                  ---------------------------------------------
                                  Name/Title

                                  RICHARD L. GRUBMAN


                                  /s/ Kenneth H. Colburn
                                  ---------------------------------------------
                                  Signature

                                  Kenneth H. Colburn, Attorney-in-fact
                                  ---------------------------------------------
                                  Name/Title